Exhibit 99.1

NHI Prices Offering of 3.85 Million Shares of Common Stock

Company Release - 12/2/2014

MURFREESBORO, Tenn.—(BUSINESS WIRE)— National Health Investors, Inc. (NYSE:NHI) (the “Company” or “NHI”) announced today that it has priced its underwritten public offering of 3.85 million shares of its common stock at a price to public of $63.80 per share for net proceeds of approximately $235.1 million, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company. The underwriters have been granted a 30-day option to purchase up to an additional 577,500 shares. The offering is expected to close on or about December 5, 2014, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering to fund a portion of the $476 million purchase price of its pending acquisition of the Senior Living Communities Portfolio, which consists of eight communities. If the pending acquisition is not completed, the Company intends to use the net proceeds for general corporate purposes, which may include future acquisitions or the repayment of debt.

BofA Merrill Lynch, J.P. Morgan and Wells Fargo Securities acted as joint book-running managers and KeyBanc Capital Markets, Capital One Securities, BMO Capital Markets, Stifel, Regions Securities LLC and JMP Securities acted as co-managers for the offering. The offering was made pursuant to a prospectus supplement to the Company’s prospectus dated March 18, 2014, filed as part of the Company’s effective shelf registration statement relating to these securities. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares described herein or any other securities, nor shall there be any sale of these shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

When available, a copy of the prospectus supplement and the prospectus relating to the offering can be obtained from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, attention: Prospectus Department, or e-mail dg.prospectus_requests@baml.com; J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (866) 803-9204; or Wells Fargo Securities, 375 Park Avenue, New York, New York 10152, Attention: Equity Syndicate Department, (800) 326-5897 or cmclientsupport@wellsfargo.com.

About National Health Investors

Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, continuing care retirement communities, skilled nursing facilities, and specialty hospitals.

Safe Harbor Statement

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that forward-looking statements involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI’s judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

National Health Investors, Inc.

Roger R. Hopkins, 615-890-9100

Chief Accounting Officer

Source: National Health Investors, Inc.